Exhibit 4.15

SENIOR SECURITY AGREEMENT

This SENIOR SECURITY AGREEMENT dated as of January 15, 2010 (the “Security Agreement”), is executed by the lenders listed on Schedule 1 hereto (collectively, the “Lenders” and each a “Lender”) and Default Servicing, LLC, a limited liability company organized under the laws of the State of Delaware (“Guarantor”), which has its chief executive office located at 900 South Pine Island Road, Suite 400, Plantation, Florida 33324. The Guarantor and Lenders are referred to from time to time in this Security Agreement individually as a “Party” and together as the “Parties.”

R E C I T A L S:

A. In connection with the Senior Loan, Security and Pledge Agreement, dated as of the date of this Guaranty, among the Lenders and DAL Group, LLC (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), DAL Group, LLC (the “Borrower”) has executed those certain Senior Term Notes, dated as of the date of this Guaranty, in favor of the Lenders (each as amended, restated or otherwise modified from time to time, a “Note” and collectively the “Notes”).  As security for the Obligations (as defined in the Loan Agreement), the Borrower granted to the Lenders and to the Secured Party Representative (as defined in the Loan Agreement) a security interest in all of its assets.

B. As additional security for the Obligations, the Guarantor has executed a Guaranty, dated as of the date of this Security Agreement (the “Guaranty”), in favor of the Lenders.  To secure the Guaranteed Obligations, the Guarantor has agreed to grant the Lenders a security interest in all of its assets pursuant to this Security Agreement.

C. The Lenders and the Guarantor are each parties to that certain Subordination and Intercreditor Agreement, dated as of the same date of this Security Agreement.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Parties agree as follows:

A G R E E M E N T S:

Section 1 DEFINITIONS.

1.1 Defined Terms.  For the purposes of this Security Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity or (b) any officer or director of such entity.  A person or entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Collateral” shall have the meaning set forth in Section 2.1 hereof.

“Event of Default” shall have the meaning set forth in the Loan Agreement.

“Guaranteed Obligations” has the meaning set forth in the Guaranty.

“Guaranty” shall have the meaning given to it in the Recitals.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Loan Agreement” shall have the meaning given to it in the Recitals.

“Loan Documents” shall mean the Notes, the Loan Agreement, this Security Agreement, the Subordination and Intercreditor Agreement and each Guaranty, as each may be amended, restated, supplemented or modified from time to time.

“Note” and “Notes” shall have the meaning given to it in the Recitals.

“Obligations” shall have the meaning set forth in the Loan Agreement.

“Obligor” shall mean the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Secured Party Representative” shall have the meaning set forth in the Loan Agreement.

“Security Agreement Event of Default” shall have the meaning set forth in Section 4.

“Security Interest” shall have the meaning set forth in Section 2.1.

“Subordination and Intercreditor Agreement” shall have the meaning set forth in the Loan Agreement.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time.

1.2 Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.3 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Security Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Security Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Security Agreement, the provisions of this Security Agreement shall govern.

(g) This Security Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2 SECURITY FOR THE OBLIGATIONS.

2.1 Security for Guaranteed Obligations.  As security for the payment and performance of the Guaranteed Obligations, the Guarantor hereby assigns, transfers, delivers and grants to the Lenders and to the Secured Party Representative on behalf of the Lenders a continuing and unconditional first priority security interest (the “Security Interest”) in and to any and all personal property of the Guarantor, of any kind or description, tangible or intangible, wherever located and whether now existing or hereafter arising, created or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Guarantor now or hereafter coming into the possession, control or custody of, or in transit to, any Lender or any agent or bailee for any Lender or any parent, affiliate or subsidiary of any Lender or any participant with the Lenders (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of Guarantor, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Guarantor’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Guarantor’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts, including but not limited to billed and unbilled accounts receivable, and all Goods whose sale, lease or other disposition by the Guarantor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Guarantor, or rejected or refused by an account borrower;

(ii) All Inventory, including raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv) All Software and computer programs;

(v) All Securities, investment property, Financial Assets and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

2.2 No Assumption of Liability. The Security Interest is granted as security only and, except as otherwise required by applicable law or as set forth in the Loan Documents, shall not subject any Lender to, or in any way alter or modify, any obligation or liability of the Borrower with respect to or arising out of the Collateral.

2.3 Perfection of Security Interest.  Guarantor hereby irrevocably authorizes each Lender and Secured Party Representative on behalf of the Lenders to file financing statement(s) describing the Collateral in all public offices reasonably deemed necessary by any Lender or the Secured Party Representative, and to take any and all actions, including, without limitation, filing all financing statements, continuation financing statements and all other documents that any Lender or the Secured Party Representative may reasonably determine to be necessary to perfect and maintain each Lender’s security interests in the Collateral.  Guarantor shall have possession of the Collateral, except where expressly otherwise provided in this Security Agreement or where the Secured Party Representative chooses to perfect its security interest by possession, whether or not in addition to the filing of a financing statement.  Where Collateral is in the possession of a third party, Guarantor will join with the Lenders and the Secured Party Representative in notifying the third party of each Lender’s security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of the Lenders.  Guarantor will cooperate with the Lender and the Secured Party Representative in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.  Guarantor will not create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Lenders and the Secured Party Representative indicating that each Lender has a security interest in the Chattel Paper.  Guarantor shall pay the cost of filing or recording all financing statement(s) and other documents.  Guarantor agrees to promptly execute and deliver to the Lenders and the Secured Party Representative all financing statements, continuation financing statements, assignments, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of Accounts, designations of Inventory, letters of authority and all other documents that any Lender may reasonably request in form reasonably satisfactory to the Lenders and the Secured Party Representative to perfect and maintain each Lender’s security interests in the Collateral.  The Guarantor further agrees to indemnify and hold each Lender and the Secured Party Representative harmless against claims of any person or entity not a party to this Security Agreement concerning disputes arising over the Collateral.

2.4 Preservation of the Collateral.  Any Lender and Secured Party Representative may, but are not required, to take such actions from time to time as such Lender or the Secured Party Representative deems reasonably appropriate to maintain or protect the Collateral.  Each Lender and the Secured Party Representative shall have exercised reasonable care in the custody and preservation of the Collateral if such Lender or Secured Party Representative takes such action as the Guarantor shall reasonably request in writing which is not inconsistent with any Lender’s status as a secured party, but the failure of any Lender or the Secured Party Representative to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, each Lender’s or Secured Party Representative’s responsibility for the safekeeping of the Collateral shall (a) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which such Lender accords its own property, and (b) not extend to matters beyond the control of any Lender or Secured Party Representative, including acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of any Lender or Secured Party Representative to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Guarantor, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Guarantor shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Guarantor and each Lender in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Guarantor represents to, and covenants with, each Lender that the Guarantor has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Guarantor agrees that neither any Lenders nor the Secured Party Representative shall have any responsibility or liability for informing the Guarantor of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

2.5 Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Guarantor shall promptly notify the Lenders and the Secured Party Representative thereof, and shall use commercially reasonable efforts to promptly obtain a Collateral Access Agreement.  No Lender shall give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless a Security Agreement Event of Default has occurred and is continuing or would occur after taking into account any action by the Guarantor with respect to the warehouseman or bailee.

2.6 Commercial Tort Claims.  If the Guarantor shall at any time hold or acquire a Commercial Tort Claim, the Guarantor shall promptly, upon knowledge thereof, notify the Lenders and the Secured Party Representative in writing signed by the Guarantor of the details thereof and at the request of any Lender grant to each Lender, for its own benefit and as agent for its Affiliates, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, in each case in form and substance reasonably satisfactory to the Lenders, and shall execute any amendments hereto deemed reasonably necessary by any Lender to perfect the security interest of the Lenders in such Commercial Tort Claim.

2.7 Electronic Chattel Paper and Transferable Records.  If the Guarantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Guarantor shall promptly notify the Lenders and the Secured Party Representative thereof and, at the request of any Lender or the Secured Party Representative, shall take such action as such Lender or the Secured Party Representative may reasonably request to vest in the Lenders or the Secured Party Representative control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lenders or the Secured Party Representative, as the case may be, will arrange, pursuant to procedures reasonably satisfactory to each Lender, and so long as such procedures will not result in any Lender’s or the Secured Party Representative’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 3 REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to accept the Notes, the Guarantor makes the following representations and warranties to each Lender, each of which shall survive the execution and delivery of this Security Agreement:

3.1 Guarantor Organization and Name.  The Guarantor is duly organized, existing and in good standing, with full and adequate power to carry on and conduct its business as presently conducted.  The Guarantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing.  The exact legal name of the Guarantor is as set forth in the first paragraph of this Security Agreement.

3.2 Authorization.  The Guarantor has full right, power and authority to enter into this Security Agreement and the Guaranty and to perform all of its duties and obligations under this Security Agreement and the Guaranty.  The execution and delivery of this Security Agreement and the Guaranty will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Guarantor’s organizational documents, nor require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any governmental authority or any other party (other than any consent or approval which has been obtained and is in full force and effect).  All necessary and appropriate action has been taken on the part of the Guarantor to authorize the execution and delivery of this Security Agreement and the Guaranty.

3.3 Validity and Binding Nature.  This Security Agreement and the other Loan Documents are the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

3.4 Security Interest.  This Security Agreement creates a valid security interest in favor of each Lender and the Secured Party Representative on behalf of the Lenders in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lenders or the Secured Party Representative on behalf of the Lenders or delivery of such Collateral to the Lenders or the Secured Party Representative on behalf of the Lenders, shall constitute a valid, first priority perfected security interest in such Collateral.  None of the Collateral is subject to any security interest other than as contemplated by this Security Agreement, the Loan Agreement or in favor of the holder of the Junior Obligations (as defined in the Loan Agreement), such security interest in favor of the holder of the Junior Obligations (as defined in the Loan Agreement) to be subordinated to the security interest granted pursuant to this Security Agreement.

3.5 Place of Business.  The principal place of business and books and records of the Guarantor is set forth in the preamble to this Security Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth in schedules furnished to the Lenders.  The Guarantor shall promptly notify the Lenders and the Secured Party Representative of any change in such location(s).  The Guarantor will not remove or permit the Collateral to be removed from such location(s) without the prior written consent of the Lenders and Secured Party Representative, except for Inventory sold in the usual and ordinary course of the Guarantor’s business.

Section 4 EVENTS OF DEFAULT.

The Guarantor, without notice or demand of any kind, shall be in default with respect to its Guaranteed Obligations upon the occurrence of any of the following events, except to the extent caused by the action or failure to act of any Lender, any Affiliate of any Lender or the Secured Party Representative for the purpose of causing a Security Agreement Event of Default (each a “Security Agreement Event of Default”):

4.1 Guarantor shall fail to pay when due the Guaranteed Obligations;

4.2 Any failure of Guarantor to perform or default by Guarantor in the performance of any covenant, condition or agreement contained in this Security Agreement (other than a default covered by Section 4.1) and the continuance of such default or breach for a period of thirty (30) calendar days after Guarantor has notice thereof; or

4.3 An Event of Default which shall not have been cured within the applicable cure period, if any.

Section 5 REMEDIES.

5.1 Rights and Remedies.  Upon the occurrence and during the continuance of a Security Agreement Event of Default, each Lender and the Secured Party Representative on behalf of the Lenders shall have all rights, powers and remedies set forth in the Loan Documents, in any other written agreement or instrument relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, any of the Lenders or the Secured Party Representative (on behalf of the Lenders) may, at such party’s option upon the occurrence and during the continuance of a Security Agreement Event of Default, declare the Guaranteed Obligations to be immediately due and payable, provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 8.6 of the Loan Agreement, all Guaranteed Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of any Lender and/or the Secured Party Representative. The Guarantor hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of each Lender’s and the Secured Party Representative’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default:

(a) Possession and Assembly of Collateral.  Any Lender or the Secured Party Representative may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which any Lender or the Secured Party Representative may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Guarantor’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lenders and Secured Party Representative shall have the right to store and conduct a sale of the same in any of the Guarantor’s premises without cost to the Lenders or the Secured Party Representative.  At any Lender’s or Secured Party Representative’s request, the Guarantor will, at the Guarantor’s sole expense, assemble the Collateral and make it available to the Lenders or the Secured Party Representative, as the case may be, at a place or places to be designated by the Secured Party Representative which is reasonably convenient to the Lenders or the Secured Party Representative, as the case may be, and the Guarantor.

(b) Sale of Collateral.  The Secured Party Representative (on behalf of the Lenders) may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Secured Party Representative may deem reasonably proper, and any Lender may purchase any or all of the Collateral at any such sale.  The Guarantor acknowledges that the Secured Party Representative may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Guarantor consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  No Lender nor the Secured Party Representative shall have any obligation to clean-up or otherwise prepare the Collateral for sale.  The Secured Party Representative may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Obligations, in such order of application as the Secured Party Representative may, from time to time, elect, returning the excess proceeds, if any, to the Guarantor.  The Guarantor shall remain liable for any amount remaining unpaid after such application, with interest at the rate provided in the Loan Documents.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by any Lender or Secured Party Representative at least ten (10) calendar days before the date of such disposition.  The Guarantor hereby confirms, approves and ratifies all acts and deeds of each Lender and/or the Secured Party Representative relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against any Lender or the Secured Party Representative or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Guarantor consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as any Lender or Secured Party Representative shall deem reasonably appropriate.  The Guarantor expressly absolves each Lender and the Secured Party Representative from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Security Agreement.

5.2 [RESERVED].

5.3 Standards for Exercising Remedies.  Upon the occurrence and during the continuance of an Event of Default, to the extent that applicable law imposes duties on any Lender or the Secured Party Representative to exercise remedies in a commercially reasonable manner, the Guarantor acknowledges and agrees that it is not commercially unreasonable for any Lender or the Secured Party Representative (a) to fail to incur expenses reasonably deemed significant by any Lender or the Secured Party Representative to prepare Collateral for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other party obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other parties obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other parties, whether or not in the same business as the Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Secured Party Representative and/or any Lender against risks of loss, collection or disposition of Collateral or to provide to the Secured Party Representative and/or any Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed reasonably appropriate by the Secured Party Representative and/or any Lender to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party Representative and/or any Lender in the collection or disposition of any of the Collateral.  The Guarantor acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by any Lender and/or the Secured Party Representative would not be commercially unreasonable in the exercise of remedies against the Collateral by any Lender and/or the Secured Party Representative and that other actions or omissions by the Secured Party Representative and/or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Guarantor or to impose any duties on the Secured Party Representative or any Lender that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this section.

5.4 UCC and Offset Rights.  Upon the occurrence and during the continuance of a Security Agreement Event of Default, any Lender and the Secured Party Representative (on behalf of each Lender) may exercise, from time to time, any and all rights and remedies available to each of them under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Security Agreement or in any other agreements between any Obligor and any Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of the Guaranteed Obligations, whether matured or unmatured, including reasonable costs of collection and attorneys’ and paralegals’ fees, and in such order of application as any Lender may, from time to time, elect, any indebtedness of any Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to any Lender, as applicable.

5.5 Additional Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Secured Party Representative on behalf of the Lenders shall have the right and power to:

(a) instruct the Guarantor, at its own expense, to notify any parties obligated on any of the Collateral, including any account debtors of Guarantor, to make payment directly to the Lenders or the Secured Party Representative, as applicable, of any amounts due or to become due thereunder, or the Lenders or the Secured Party Representative, as applicable, may directly notify such obligors of the security interest of the Lenders, and/or of the assignment to the Lenders or the Secured Party Representative of the Collateral and direct such obligors to make payment to the Lenders or the Secured Party Representative, as applicable, of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such party obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Obligations or any obligation of any nature of any other obligor with respect to the Obligations;

(e) grant releases, compromises or indulgences with respect to the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Lenders, the Lenders’ nominee, or the Secured Party Representative without disclosing, if any Lender so desires, that such securities so transferred are subject to the security interest of the Lenders, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that any Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether such Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of any Lender or the Secured Party Representative as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Guarantor hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive any Lender’s or the Secured Party Representative’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Guarantor, any guarantor or other party liable to any Lender for the Obligations; and

(h) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Security Agreement, the Loan Documents, or any of the other Obligations, or any Lender’s  and/or the Secured Party Representative’s rights hereunder or relating to the Obligations.

The Guarantor hereby ratifies and confirms whatever any Lender or the Secured Party Representative may do with respect to the Collateral and agrees that neither any Lender nor the Secured Party Representative shall be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral except to the extent resulting from the action, failure to act, negligence and/or misconduct of any Lender, the Secured Party Representative and/or any Affiliate of any of the foregoing.

5.6 Attorney-in-Fact.  The Guarantor hereby irrevocably makes, constitutes and appoints each Lender and the Secured Party Representative (and any officer of any Lender or any party designated by any Lender for that purpose) as the Guarantor’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Guarantor’s name, place and stead, with full power of substitution, to (a) take such actions as are permitted in this Security Agreement, (b) execute such financing statements and other documents and to do such other acts as any Lender or the Secured Party Representative may reasonably require to perfect and preserve any Lender’s security interest in, and to enforce such interests in the Collateral, and (c) upon the occurrence and during the continuance of an Event of Default, carry out any remedy provided for in this Security Agreement, including endorsing the Guarantor’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Guarantor, changing the address of the Guarantor to that of a Lender or the Secured Party Representative, opening all envelopes addressed to the Guarantor and applying any payments contained therein to the Obligations.  The Guarantor hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Guarantor hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Security Agreement.

5.7 No Marshaling.  No Lender nor the Secured Party Representative shall be required to marshal any present or future collateral security (including this Security Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Guarantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of any Lender’s and/or the Secured Party Representative’s rights under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Guarantor hereby irrevocably waives the benefits of all such laws.

5.8 No Waiver.  No Event of Default shall be waived by any Lender or the Secured Party Representative on behalf of the Lenders except in writing.  No failure or delay on the part of any Lender or the Secured Party Representative in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of any Lender or the Secured Party Representative to exercise any remedy available to such Lender or the Secured Party Representative in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Guarantor agrees that in the event that the Guarantor fails to perform, observe or discharge any of its Obligations or liabilities under this Security Agreement or any other agreements with any Lender, no remedy of law will provide adequate relief to any Lender, and further agrees that each Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 6 MISCELLANEOUS.

6.1 Entire Agreement.  This Security Agreement and the other Loan Documents (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof; and (b) are the final expression of the intentions of the Guarantor and the, Lenders.  No promises, either expressed or implied, exist between the Guarantor and the Lenders, unless contained herein or therein.  This Security Agreement, together with the other Loan Documents supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Security Agreement and the other Loan Documents.  This Security Agreement and the other Loan Documents are the result of negotiations among the Lenders and the Guarantor and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all Parties.  Accordingly, this Security Agreement and the other Loan Documents shall not be construed more strictly against a Lenders merely because of such Lender’s involvement in their preparation.

6.2 Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Security Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Guarantor and each Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.3 Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED THAT NOTHING IN THIS SECURITY AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.4 Waiver of Jury Trial.  EACH LENDER AND THE GUARANTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS SECURITY AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH ANY LENDER AND THE GUARANTOR ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

6.5 Assignability.  Any Lender may at any time assign its rights in this Security Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer such Lender’s rights in any or all collateral for the Obligations, and such Lender thereafter shall be relieved from all liability with respect to such collateral.  The Guarantor may not sell or assign this Security Agreement, or any other agreement with any Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of each Lender.  This Security Agreement shall be binding upon each Lender and the Guarantor and their respective legal representatives and successors.  All references herein to the Guarantor shall be deemed to include any successors, whether immediate or remote.

6.6 Governing Law.  This Security Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

6.7 Enforceability.  Wherever possible, each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.8 Survival of Guarantor Representations.  All covenants, agreements, representations and warranties made by the Guarantor herein shall, notwithstanding any investigation by any Lender, be deemed material and relied upon by each Lender and shall survive the making and execution of this Security Agreement and the other Loan Documents and shall be deemed to be continuing representations and warranties (except to the extent such representations or warranties expressly relate to an earlier date) until such time as the Guaranty has been irrevocably terminated and/or the Guaranteed Obligations have been indefeasibly paid in full in cash.  Each Lender, in extending financial accommodations to the Guarantor, is expressly acting and relying on the aforesaid representations and warranties.

6.9 [RESERVED].

6.10 Counterparts; Facsimile Signatures.  This Security Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Security Agreement.  Receipt of an executed signature page to this Security Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by any Lender shall be deemed to be originals thereof.

6.11 Notices.  Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:
If to Lenders:	At the addresses set forth on Schedule 1

If to Guarantor:	Default Servicing, LLC 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: Chief Financial Officer Facsimile: (954) 233-8444

If to Secured Party Representative:	Chardan Capital Markets, LLC 17 State Street, Suite 1600 New York, NY 10004 ATTN: Kerry Propper Facsimile: (646) 465-9039

or such other address, or the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (a) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (b) if by certified or registered mail, on the third business day after the mailing thereof or (c) if by next-day or overnight courier or delivery, on the date of such delivery.

6.12 Costs, Fees and Expenses.  The Guarantor shall pay or reimburse each Lender for all reasonable costs, fees and expenses incurred by such Lender or for which such Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Guaranteed Obligations or enforcement of this Security Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants' fees and attorneys' fees and time charges of counsel to each Lender, which shall also include reasonable attorneys' fees and time charges of attorneys who may be employees of any Lender or any Affiliate of any Lender, plus reasonable costs and expenses of such attorneys or of any Lender, if the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Guarantor shall pay any and all stamp and other taxes, UCC search fees, filing fees and other reasonable costs and expenses in connection with the execution and delivery of this Security Agreement and the other Loan Documents to be delivered hereunder, and agrees to save and hold each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Guaranteed Obligations consisting of costs, expenses or advances to be reimbursed by the Guarantor to each Lender pursuant to this Security Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Guarantor to applicable Lender on demand.  If at any time or times hereafter any Lender: (a) employs counsel for advice or other representation (i) with respect to this Security Agreement or the other Loan Documents, (ii) to represent any Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by a Lender, the Guarantor, or any other party) in any way or respect relating to this Security Agreement, the other Loan Documents or the Guarantor's business or affairs, or (iii) to enforce any rights of  any Lender against the Guarantor or any other party that may be obligated to any Lender by virtue of this Security Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any Collateral for the Guaranteed Obligations as permitted pursuant to this Security Agreement or by applicable law; and/or (c) attempts to or enforces any of any Lender's rights or remedies under this Security Agreement or the other Loan Documents, the reasonable costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Guaranteed Obligations, payable by the Guarantor to the applicable Lender on demand.

6.13 Secured Party Representative. Each Lender, with respect to the Guaranteed Obligations, hereby constitutes and appoints Chardan Capital Markets, LLC, or its designee, as its representative (the “Secured Party Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them to act on behalf of each of them in the absolute discretion of the Secured Party Representative, but only with respect to the following provisions of this Security Agreement, with the power to (a) give and receive notices pursuant this Security Agreement, (b) waive any provision of this Security Agreement, (c) collect or accept funds or Collateral on behalf of the Lenders, (d) hold, maintain and enforce any lien and security interest in the Collateral (including, without limitation, the naming of Secured Party Representative, as agent for Creditors, as secured party in all UCC financing statements filed or to be filed against any Obligor in relation to the Collateral), and (e) to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the intent of this Security Agreement, and enforcing any and all security interests and liens on the Collateral granted by each Obligor or any other person or entity to secure any Obligations.  This appointment and grant of power and authority is by unanimous approval of the Lenders and the Lenders may change the Secured Party Representative by a written notice signed by all of the Lenders delivered to the Guarantor.  Each Lender hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Secured Party Representative pursuant to this Security Agreement. Each Lender agrees that the Secured Party Representative shall have no obligation or liability to any person for any action or omission taken or omitted by the Secured Party Representative in good faith hereunder, and each Lender shall, on a proportionate basis in accordance with the proportion of debt owed to it by the Borrower, indemnify and hold the Secured Party Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Secured Party Representative may sustain as a result of any such action or omission by the Secured Party Representative hereunder. The Guarantor shall be entitled to rely upon any document or other paper delivered by the Secured Party Representative as (i) genuine and correct, and (ii) having been duly signed or sent by the Secured Party Representative, and the Guarantor shall not be liable to any Lender for any action taken or omitted to be taken by the Guarantor in such reliance.  All moneys collected by the Secured Party Representative upon any sale or other disposition of any Collateral or upon receipt of any proceeds relating to any Collateral (collectively, the “Collateral Proceeds”), shall be applied as follows: (A) first, to the payment of (1) any and all sums advanced by the Secured Party Representative in order to preserve or protect the any Collateral or preserve or protect its security interest in the any Collateral, (2) the reasonable out-of-pocket fees and expenses of liquidating or otherwise disposing or realizing on the Collateral, or of any exercise by the Secured Party Representative of its rights or remedies hereunder or under the other Loan Documents, together with reasonable attorneys’ fees and expenses and court costs, incurred by the Secured Party Representative or any Lender in connection therewith; (B) second, to the extent moneys remain after the application pursuant to the preceding clause (A), to the payment of any and all outstanding Guaranteed Obligations owing to each Lender on a pro rata basis; and (C) third, to the extent moneys remain after the application pursuant to the preceding clauses (A) and (B), any surplus then remaining shall be held by the Secured Party Representative as cash collateral pending payment in full of all Guaranteed Obligations and irrevocable termination of the Loan Documents, after which any remainder shall be paid to the Guarantor or as otherwise required by law or as a court of competent jurisdiction shall direct.  In the event any payment or distribution with respect to the Collateral is made (whether voluntarily, involuntarily, through the exercise of any right of set-off or counterclaim or otherwise), the entity receiving such payment shall receive and hold the same in trust, as trustee, for the equal benefit of Lenders and shall forthwith deliver the same to the Secured Party Representative for the equal benefit of the Lenders in precisely the form received.  Each such payment or distribution set forth in the immediately preceding sentence shall be applied by the Secured Party Representative in accordance with this section.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Guarantor and the Lenders have executed this Security Agreement as of the date first above written.

Guarantor:

By:       _________________________
Name:  _________________________
Title:    _________________________

Agreed and accepted:

Lenders:

By:       _________________________
Name:  _________________________
Title:    _________________________

Secured Party Representative:

By:       _________________________
Name:  _________________________
Title:    _________________________

SIGNATURE PAGE TO DEFAULT SERVICING SENIOR SECURITY AGREEMENT